Exhibit 10.1

Ms. Tracy Gardner

Dear Tracy:

Pursuant to our discussions regarding your continued employment with J. Crew Group, Inc. (the "Company"), we thought it would be useful to lay out the terms and conditions of our agreement in this amended and restated letter agreement ("Agreement") for all parties to sign.

1. Employment.

(a) The Company hereby agrees to continue to employ you during the "Employment Period" (as defined below) as President-Retail and Direct Divisions, and you hereby agree to continue serve the Company in such capacity. You will continue to report to the Chief Executive Officer of the Company.

(b) During the Employment Period, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2. Employment Period.

(a) Unless the Employment Period is terminated earlier pursuant to Section 2(b) hereof, the Company shall employ you on the terms and subject to the conditions of this Agreement for a four-year term commencing on March 15, 2008 (the "Commencement Date") and ending on the day immediately preceding the fourth anniversary of the Commencement Date (the "Employment Period"). Effective upon the expiration of the Employment Period, the Employment Period will be automatically renewed for successive one-year periods ("Renewal Terms"), unless the Company or you, at least four months prior to the expiration of the Employment Period, shall give written notice to the other party of its intention not to renew the Employment Period. Any Renewal Terms shall include a Base Salary not less than your annual base salary in effect immediately prior to the expiration of the Employment Period and an Annual Bonus structure with target and maximum amounts not less than those in effect immediately prior to the expiration of the Employment Period.

(b) Your employment with the Company hereunder may be terminated prior to the expiration of the Employment Period upon the earliest to occur of the following events: (i) your death or Disability (as defined below), (ii) voluntary termination of employment by you without Good Reason (as defined below) on at least two months prior notice, (iii) voluntary termination of employment by you for Good Reason in accordance with the procedure outlined in Section 2(e) below, (iv) termination of employment by the Company without Cause (as defined below) or (v) termination of employment by the Company for Cause. The date of which your employment is terminated hereunder for any reason (including upon the expiration of the Employment Period) shall be referred to as the "Termination Date".

(c) Upon termination of the Employment Period for any reason, you shall be entitled to any earned but unpaid Base Salary (as defined below) as of the Termination Date. If the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, you will be entitled to the following severance benefits (the "Severance Benefits"): (i) continuation of your Base Salary as in effect immediately prior to such termination (your "Ending Base Salary", and such continuation of your Ending Base Salary being referred to herein as the "Continuation Severance Payment") in accordance with the regular payroll practices of the Company and medical benefits ("Continuation Medical Benefit") for a period of eighteen (18) months (the "Severance Period") after the Termination Date; (ii) a lump sum amount equal to the product of (x) the Annual Bonus, if any, that you would have earned based on the achievement of the applicable performance objectives in the fiscal year which includes the Termination Date had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the Termination Date through the Termination Date and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company ("Pro-Rata Bonus"), but in no event later than the date that is 2.5 months following the end of the year with respect to which such bonus was earned, and (iii) (A) in the event your Termination Date occurs prior to March 15, 2010 and (B) a "Change in Control" of the Company (within the meaning of the Company's 2003 Equity Incentive Plan) has not occurred prior to the Termination Date, any grants of equity made to you by the Company prior to the closing of the Company's initial public offering on July 3, 2006 shall continue to vest in accordance with their normal vesting schedule as if you had continued to remain an active employee of the Company for the duration of such vesting schedule; provided that the Severance Benefits are subject to and conditioned upon your execution of a valid general release and waiver within 60 days after your termination of employment (and any payment that otherwise would be made within such 60-day period pursuant to this paragraph shall be paid at the expiration of such 60-day period) .in a form reasonably satisfactory to the Company waiving all claims that you may have against the Company, its successors, assigns, affiliates, employees, officers and directors and your compliance with the provisions set forth in Paragraph 4 hereof. For purposes of clarification, in the event your termination of employment occurs following a "Change in Control," subclause (iii) above will cease to have any force or effect and your outstanding equity awards will be afforded the treatment provided for under the terms and conditions of the equity incentive plan of the Company pursuant to which they were granted. Notwithstanding anything herein to the contrary, your right to receive the Continuation Severance Payment during the Severance Period shall terminate effective immediately upon the date that you become employed by a new employer or otherwise begin providing services for an entity as a consultant or otherwise ("New Employment"); provided that if the cash compensation you receive pursuant to such New Employment, including without limitation guaranteed bonus payments relating to the Severance Period whether or not paid during the Severance Period, ("New Compensation") is less than your Ending Base Salary, the Company will continue to pay you, in accordance with the regular payroll practices of the Company, an incremental amount during the remaining Severance Period such that the New Compensation payments you receive together with such incremental amount will equal your Ending Base Salary on an annualized basis and your right to receive the Continuation Medical Benefit shall cease immediately upon your being eligible for coverage under another group health plan. For purposes of clarification only, any New Employment obtained by you during the Severance Period shall not affect your right to receive the Pro-Rata Bonus subject to compliance with the conditions outlined above for provision of the Severance Benefits. You shall immediately notify the Company upon obtaining New Employment and provide all information regarding compensation and benefits reasonably requested by the Company. The Company shall have no additional obligations under this Agreement.

Notwithstanding the foregoing paragraph, in the event the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason, and you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and any regulations thereunder (the "Code") (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any amounts payable to you on account of your termination of employment during the six month period immediately following the date of your "separation from service" within the meaning of Section 409A of the Code (not including any accrued but unpaid Base Salary as of your Termination Date) shall be deferred and accumulated for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of your death).

(d) For purposes of this Agreement, the term "Cause" shall mean (i) the indictment for a felony, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a material breach of this Agreement, including without limitation, your failure to perform your duties and responsibilities hereunder, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, and (v) the disclosure by you of any Confidential Information (as defined below) to persons not authorized to know same. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause and there is a reasonable basis for such determination, your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause, in which event the Company shall be entitled to immediately cease providing any Severance Benefits to you or on your behalf and recover any payments previously made to you or on your behalf in the form of Severance Benefits. In addition, for purposes of this Agreement, the term "Disability" shall mean your incapacity due to physical or mental illness or injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

(e) For purposes of this Agreement, the term "Good Reason" shall mean either (i) any action by the Company that results in a material and continuing diminution in your duties or responsibilities or (ii) a relocation of your principal place of employment to more than fifty (50) miles from your principal place of employment, in each case without your written consent. Termination of your employment for "Good Reason" shall not be effective until you deliver, within ninety (90) days of the initial occurrence of the conduct of the Company which you believe constitutes "Good Reason", to the Board of Directors of the Company ("Board") a written notice specifically identifying such conduct in accordance with this Section 2(e) and you provide the Board at least thirty (30) days to remedy such conduct.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, your annual base salary shall not be less than $700,000 ("Base Salary"); provided that your annual base salary may be reduced to less than the Base Salary if the annual base salaries in effect for all or the majority of other senior executives of the Company are similarly reduced. The Base Salary shall be paid pursuant to regular Company payroll practices for the senior executives of the Company. The Base Salary will be reviewed annually by the Company.

(b) Annual Bonus. In addition to the Base Salary, in each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus ("Annual Bonus") at the following percentages of your Base Salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company's bonus plan) and you achieve your performance goals established by the Company: target bonus of 75% up to a maximum bonus, of 150% of Base Salary. Any Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of actual payment, except for any Pro-Rata Bonus payable pursuant to Section 2(c) hereof.

(c) Employee Benefits. During the Employment Period, you will be entitled to participate in the Company's benefit package made generally available to associates of the Company. Currently, the Company's benefit package includes paid time off days, holidays, life insurance, medical insurance, a matching 401(k) tax deferred savings plan, a flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time in its sole discretion. In addition, the Company will reimburse you for all Cobra expenses incurred by you during the necessary waiting period needed to join the Company's medical insurance plan, subject to applicable tax withholdings.

4. Additional Agreements; Confidentiality.

(a) As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve (12) months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company, and (ii) solicit or cause another to solicit any customers or suppliers of the Company or any of its subsidiaries to terminate or otherwise adversely modify their relationship with the Company or any such subsidiary. The term "Competitive Business" means the retail, mail order and internet apparel and accessories business and any other business the Company or its affiliates is engaged in on the Termination Date.

(b) During the Employment Period and for a period of eighteen (18) months following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company or any of its subsidiaries on behalf of any person or entity other than the Company.

(c) You agree that during the Employment Period and thereafter you will hold in strict confidence any proprietary or Confidential Information related to the Company or its affiliates. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company and its affiliates in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design and staffing. Upon termination of your employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company or its affiliates embodying any Confidential Information and will return any such information (in whatever form) then in your possession.

(d) You agree that during the Employment Period and thereafter you shall not disclose any information that has not been otherwise publicly disclosed by the Company in accordance with securities laws regarding the existence or substance of this Agreement to any third party (including employees of the Company) without the prior written consent of the Chief Executive Officer of the Company, except as may be required by law, other than to your spouse or your professional advisers for purposes of discussing the subject matter hereof and, with respect to such professional advisers, you agree to inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance hereof. Further, during the Employment Period and thereafter you agree not to directly or indirectly disparage or defame the Company, its affiliates or any of their directors, officers or employees.

(e) You agree that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications, business or marketing practices, concepts, strategies and techniques and other material or work product ("Intellectual Property") created, developed or assembled, whether or not by you, during your employment with the Company, shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion and that all rights to Intellectual Property are vested in the Company. You further agree to execute any documentation necessary to assign over or vest any Intellectual Property in the Company.

(f) You agree that during the Employment Period and thereafter you shall not to defame or disparage the Company or any of its affiliates or their respective officers, directors, members, executives or associates. You agree to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or any of its affiliates or their respective officers, directors, members, executives or associates.

(g) You agree that during the Employment Period and thereafter, in the event that you are served with legal process or other request purporting to require you to testify, plead, respond or defend and/or produce documents at a legal or governmental proceeding, threatened proceeding, investigation or inquiry involving the Company or any of its affiliates or their respective officers, directors, members, executives or associates, you will: (1) refuse to provide testimony or documents absent a subpoena, court order or similar process from a regulatory agency; (2) within three (3) business days or as soon thereafter as practical, provide oral notification to the Company's General Counsel of your receipt of such process or request to testify or produce documents; and (3) provide the Company's General Counsel by overnight delivery service a copy of all legal papers and documents served upon you. You further agree that in the event you are served with such process, you will meet and confer with the Company's designee(s) in advance of giving such testimony or information. You also agree to reasonably cooperate with the Company and any of its affiliates and their respective officers, directors, members, executives or associates in connection with any existing, future or threatened litigation or governmental proceeding, investigation or inquiry involving the foregoing parties, whether administrative, civil or criminal in nature, in which and to the extent the Company or any of its affiliates or their respective officers, directors, members, executives or associates deems your cooperation reasonably necessary. The Company agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this Section 4(g); provided that such reimbursement shall be paid to you no later than the end of the calendar year immediately following the calendar year in which such expenses were incurred.

(h) You also agree that breach of the provisions provided in this Paragraph 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Paragraph 4, the Company will be entitled to an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Paragraph 4.

5. Representations. The parties hereto hereby represent and warrant that they have the authority to enter into this Agreement and perform their respective obligations hereunder. You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreements, arrangements or commitments with any other party to which you are a party or by which you are bound, and (ii) you will not use or disclose any confidential and/or proprietary information or trade secrets obtained by you in connection with your former employments with respect to your duties and responsibilities hereunder.

6. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

If to the Company:

J. Crew Group, Inc.

2 Penn Plaza

26th Floor

New York, New York 10121

Attention: General Counsel

If to you:

To the address on file with the Company

or to such other address as any party may designate by notice to the other.

(b) This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment, including your Employment Agreement with the Company, dated January 23, 2004.

(c) This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign any of your rights or duties hereunder to any other party.

(d) No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(j) This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

(k) If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company shall reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A of the Code. Furthermore, notwithstanding anything herein to the contrary, no payment or benefit payable under this Agreement shall be required to be paid or provided in calendar year 2008 if the payment of such payment or benefit would constitute an impermissible acceleration under Section 409A of the Code and the transition guidance thereunder and such payment shall instead be paid on January 1, 2009, without interest.

If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,

/s/ Millard S. Drexler

Millard S. Drexler

Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Tracy Gardner

Tracy Gardner

Dated March 14, 2008